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EXHIBIT 99

FOR IMMEDIATE RELEASE                                   CONTACT:
Thursday January 19, 2006                               John A. Ustaszewski
                                                        Chief Financial Officer
                                                        (740) 657-7000

                          DCB FINANCIAL CORP ANNOUNCES
                          FOURTH QUARTER 2005 EARNINGS
                             AND QUARTERLY DIVIDEND

LEWIS CENTER, Ohio, January 19, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $2.06 million, or $0.54 per basic and diluted share for the three months ended December 31, 2005. This represents a $0.13, or 32% increase from the $0.41 basic and diluted earnings per share reported for the fourth quarter of 2004. Return on assets for the fourth quarter improved to 1.20% from 1.05% reported for the same period in 2004, while return on equity was 14.6%, a 23% increase from the same period in 2004. Strong loan growth, stable credit trends and increased efficiency have all contributed to the continued improvement in core earnings. For the year ending December 31, 2005, earnings per basic and diluted share totaled $1.94, compared to $1.77 for the same period in 2004, a $0.17, or 10%, increase.

President and Chief Executive Officer Jeffrey T. Benton commented, "We are pleased with the fourth quarter 2005 results, putting together another strong quarter to finish a solid earnings performance in 2005. The Company is well positioned for 2006 and has exciting plans for the upcoming year."

At year-end, total loans reached $553 million, an increase of $69.7 million or 14% from year ending December 31, 2004. The commercial and commercial real estate loan portfolios continue to grow, reflective of the growth in our primary market, Delaware County, Ohio. The Company has also seen good loan growth in its retail products, particularly in credit cards and home equity products. The overall credit quality of the Company improved on a year-to-year basis. Credit quality trends improved, as management continues to actively address loan quality. Non-accrual loans decreased to $1.23 million at December 31, 2005 from $1.88 million at December 31, 2004, while delinquencies to total loans ended 2005 at 1.31% compared to 1.59% at December 31, 2004. Non-performing loans to total loans totaled .22% of loans at December 31, 2005, compared to .39% at December 31, 2004. For the quarter, net charge-offs as a percentage of average loans increased to 0.42% from 0.18% during the same period in 2004, primarily as a result of retail loan losses. The allowance for loan and lease losses was 1.00% of total loans at the end of 2005 and 2004.

Net interest income was $5.8 million for the three months ended December 31, 2005, compared to $5.4 million for the same period in 2004. The $422 thousand increase is mainly attributable to increased loan balances, as average-earning assets increased by $79 million from the fourth quarter 2004. The Company's fourth quarter net interest margin decreased to 3.64% on a fully tax equivalent basis, from 3.87% during the fourth quarter 2004. The decline is primarily attributed to funding continued loan growth through higher cost borrowings and deposits associated with the current interest rate environment. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. Funding costs may further negatively impact the net interest margin in future periods if the current competitive and rising interest rate environments remain in effect.

Non-interest expense decreased $146 thousand on a quarter-to-quarter basis, which is mainly attributed to lower occupancy and other expenses, partially offset by increased salary and employee benefits costs. The Company's quarterly efficiency ratio improved to 52.4% in the fourth quarter 2005 from 60.1% for the same period in 2004. This reflects the Company's increased revenue growth, as well as stringent control on non-interest expense.

The Board of Directors declared a dividend of $0.13 per share payable February 13, 2006, to shareholders of record as of January 31, 2006.



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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2004 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a




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deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

January 19, 2006 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------

                                                   Three Months Ended              Twelve Months Ended
                                                 -----------------------         ------------------------
                                                 12/31/05       12/31/04         12/31/05        12/31/04
                                                 --------       --------         --------        --------
Key Financial Information:
-------------------------

Net interest income                              $  5,824        $  5,402        $ 22,816        $ 20,011

Provision for loan and lease losses              $    465        $    378        $  2,000        $  1,696

Non-interest income                              $  1,435        $  1,267        $  5,654        $  7,618

Non-interest expense                             $  3,861        $  4,007        $ 15,665        $ 15,985

Net income                                       $  2,055        $  1,604        $  7,556        $  6,975

Loan balances (average)                          $547,626        $470,516        $523,867        $437,741

Deposit balances (average)                       $496,711        $449,733        $489,219        $441,654

Basic earnings per common share                  $   0.54        $   0.41        $   1.94        $   1.77

Diluted earnings per common share                $   0.54        $   0.41        $   1.94        $   1.77

Weighted Average Shares Outstanding (000)
Basic                                               3,835           3,935           3,891           3,935
Diluted                                             3,838           3,935           3,894           3,935




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






SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

January 19, 2006 Press Release

                                                                          Three Months Ended            Twelve Months Ended
                                                                       ------------------------       -----------------------
                                                                       12/31/05        12/31/04       12/31/05       12/30/04
                                                                       --------        --------       --------       --------
Key ratios:
----------

Return on average assets                                                  1.20%          1.05%          1.15%          1.20%

Return on average shareholders' equity                                    14.6%          11.9%          13.7%          13.4%

Annualized non-interest expense to average assets                         2.27%          2.62%          2.38%          2.74%

Efficiency ratio                                                          52.4%          60.1%          54.2%          57.9%

Net interest margin (FTE)                                                 3.64%          3.87%          3.73%          3.80%

Equity to assets at period end                                            8.14%          8.87%          8.14%          8.87%

Allowance for loan losses as a percentage of period-end loans             1.00%          1.00%          1.00%          1.00%

Total allowance for losses on loans to non-performing loans              450.0%         256.4%         450.0%         256.4%

Net charge-offs (annualized) as a percent of average loans                0.42%          0.18%          0.24%          0.28%

Non-performing loans to total loans (net)                                 0.22%          0.39%          0.22%          0.39%

Delinquent loans (30+ days)                                               1.31%          1.59%          1.31%          1.59%




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